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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-43231




                             CONTINUCARE CORPORATION

                                SUPPLEMENT NO. 1
                             DATED FEBRUARY 11, 1998

                                       TO

                                   PROSPECTUS
                              DATED JANUARY 8, 1998

         This Supplement is part of and should be read in conjunction with the Prospectus of Continucare Corporation, a Florida corporation, dated January 8, 1998. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus. The information presented herein either supersedes or adds to similar information included in the Prospectus.

         The information contained under the caption "Selling Shareholders" is hereby supplemented to include the following information:

         Set forth below are the names of each Selling Shareholder, the principal amount of Notes that may be offered and sold by such Selling Shareholder pursuant to this Prospectus and (if one percent or more) the percentage of such Notes owned as of January 30, 1998, the number of Shares that may be offered and sold by such Selling Shareholder pursuant to this Prospectus and (if one percent or more) the percentage of Common Stock represented by the Shares owned by each Selling Shareholder after conversion of the Notes.

         Any or all of the Notes or Shares of Common Stock listed below may be offered for sale pursuant to this Prospectus by the Selling Shareholders from time to time. Accordingly, no estimate can be given as to the amount of the Notes or Shares that will be held by the Selling Shareholders upon consummation of any such sales. In addition, the Selling Shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided, in transactions exempt from the registration requirements of the Securities Act.


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

                                                                                                      PERCENTAGE OF
                                                                                      NUMBER OF           COMMON
                                                                     PERCENTAGE      SHARES INTO          STOCK
                                                      PRINCIPAL          OF           WHICH THE           AFTER
                                                      AMOUNT OF         NOTES         NOTES ARE        CONVERSION
                       NAME                             NOTES        OUTSTANDING    CONVERTIBLE(1)    OF THE NOTES(2)
                       ----                             -----        -----------    --------------    ---------------
American Express Trust Company                        4,000,000          8.70           551,724            3.86
Bank of New York                                     24,040,000         52.26         3,315,862           19.45
Bankers Trust Company                                 4,000,000          8.70           551,724            3.86
Mercantile Safe Deposit & Trust                       8,335,000         18.12         1,149,655            7.73
SSB-Custodian                                         4,125,000          8.97           568,966            3.98
Carret and Company, Inc.                              1,500,000          3.26           206,897            1.48

-------------------

(1) Assumes conversion of the full amount of Notes held by such Selling Shareholder at the initial conversion price of $7.25 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion Rights." Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) The percentage of Common Stock after conversion of the Notes represents the percentage of the Common Stock each Selling Shareholder will have after treating as outstanding the number of Shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Shareholder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other Selling Shareholder. These percentages are based on 13,731,283 shares of Common Stock that were issued and outstanding as of January 30, 1998 before taking into account any of the assumed conversions.









          The date of this Prospectus Supplement is February 11, 1998.